EXHIBIT 1

                        RESOLUTION OF BOARD OF DIRECTORS
              AUTHORIZING THE ESTABLISHMENT OF THE SEPARATE ACCOUNT

                             SECRETARY'S CERTIFICATE

     I, Sherry E. Anderson, Secretary of United Companies Life Insurance Company, a Louisiana corporation organized and existing under laws of the State of Louisiana (the "Corporation"), DO HEREBY CERTIFY that, at a meeting of the Board of Directors of the Corporation duly held on November 2, 1994 at which a quorum was present and acting throughout, the following resolutions were adopted, and such resolutions are in full force and effect:

     RESOLVED, that United Companies Life Insurance (the "Company") is hereby authorized to establish one or more separate accounts in accordance with state insurance laws and to issue variable and fixed annuity contracts and variable and fixed life insurance policies with the reserves for such contracts and policies being segregated in such separate accounts or in the general accounts of the Company in the manner specified in the said accounts; and

     BE IT FURTHER RESOLVED, that the President of the Company or such other Executive Officer of the Company as shall be designated by the President is hereby authorized to designate such separate accounts as may be deemed necessary or convenient and to register such separate accounts and those variable and fixed annuity contracts and life insurance policies authorized hereby under such federal securities laws as are deemed appropriate; and

     BE IT FURTHER RESOLVED, that the President of the Company or such other Executive Officer of the Company as shall be designated by the President is hereby authorized to invest such sums in any separate account established hereby as may be deemed necessary or appropriate to comply with requirements of applicable law; and
     BE IT FURTHER RESOLVED, that the President of this Company and such other Executive Officers of the Company as may be appropriate, are hereby authorized to do any act necessary or appropriate to carry out the intent of this resolution.

     I DO HEREBY CERTIFY that, as Secretary as aforesaid, I have custody of the records of the meetings of the Executive Committee of the Board of Directors of the Corporation; that said resolutions are still in force and effect and are not in conflict with any of the Articles of Incorporation or By-Laws of the Corporation and have not been amended, modified or rescinded.

     IN WITNESS WHEREOF I have hereunto set my hand and affixed the seal of the Corporation on the 27th day of March, 1995.


                                      By:    /s/ SHERRY E. ANDERSON
                                             ---------------------------------
                                                 SHERRY E. ANDERSON, Secretary